Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about August 6, 2007 pertaining to the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, of Dexcom, Inc. of our report dated February 23, 2007 with respect to the financial statements and schedule of Dexcom included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Dexcom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dexcom, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
July 27, 2007